Exhibit 99.1

Energy Services of America Announces Financial Results for the Quarter Ended December 31, 2021

Huntington, WV   February 11, 2022- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTCQB: ESOA), generated revenues of $42.7 million, adjusted EBITDA of $3.0 million, net income available to common shareholders of $1.2 million and earnings per share of $0.07 for the three months ended December 31, 2021. The Company had backlog of $101.6 million at December 31, 2021.

Douglas Reynolds, President, commented on the announcement. We are very pleased with the Company’s performance for the three months ended December 31, 2021, which represents the company’s best fiscal first quarter in over 5-years.” Reynolds continued, “Our goal remains to create shareholder value and we recently applied to list the Company’s stock on the Nasdaq Capital Market with the expectation of increasing the visibility and appeal of our shares. From a business perspective, we are executing well and have an improved backlog that puts us in a strong position for fiscal 2022. I am excited about the company and our opportunities as well as our ability to create further value.”

Below is a comparison of the Company’s operating results for the three months ended December 31, 2021, compared to fiscal year 2020:

	Three Months Ended	Three Months Ended
	December 31, 2021	December 31, 2020
	(Unaudited)	(Unaudited)

Revenue	$42,659,125	$32,009,796

Cost of revenues	37,350,752	29,166,737

Gross profit	5,308,373	2,843,059

Selling and administrative expenses	3,632,595	3,595,830
Income (loss) from operations	1,675,778	(752,771)

Other income (expense)
Interest income	576	151,765
Other nonoperating expense	(153,428)	(52,623)
Interest expense	(197,559)	(76,517)
Gain on sale of equipment	339,896	13,042
	(10,515)	35,667

Income (loss) before income taxes	1,665,263	(717,104)

Income tax expense (benefit)	494,283	(69,442)

Net income (loss)	1,170,980	(647,662)

Dividends on preferred stock	-	77,250

Net income (loss) available to common shareholders	$1,170,980	$(724,912)

Weighted average shares outstanding-basic	16,247,898	13,621,406

Weighted average shares-diluted	16,247,898	13,621,406

Earnings (loss) per share
available to common shareholders	$0.072	$(0.053)

Earnings (loss) per share-diluted
available to common shareholders	$0.072	$(0.053)

Please refer to the table below that reconciles adjusted EBITDA with net income available to common shareholders:

	Three Months Ended	Three Months Ended
	December 31, 2021	December 31, 2020
	Unaudited	Unaudited

Net income (loss) available to
common shareholders	$1,170,980	$(724,912)

Add: Income benefit expense (benefit)	494,283	(69,442)

Add: Dividends on preferred stock	-	77,250

Add: Interest expense	197,559	76,517

Less: Non-operating income	(187,044)	(112,184)

Add: Depreciation expense	1,304,496	1,083,853

Adjusted EBITDA	$2,980,274	$331,082

About Energy Services

Energy Services of America Corporation (OTCQB: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 700+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868